Exhibit 99.2

Second Quarter 2006 Financial Report - June 30, 2006, 4:30pm ET

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Conference Call Script

INTRODUCTION

Zappulla: Good morning and thank you for joining us for VendingData Corporations’ Second quarter 2006 financial results conference call. I am Yvonne Zappulla of Wall Street Consultants Corp., Vending Data’s investor relations consultant. The second quarter financial report press release was issued just after the close this afternoon. The press release is available on the home page of the company’s website under NEWS and EVENTS at www.vendingdata.com as well as through CCBN which is simulcasting the conference call at www.earnings.com. An archive copy of this call will be available for review one hour after its completion for 30 days on both CCBN and VendingData’s websites. Before we begin, I would like to state the following:

During this call, the management of VendingData Corporation may make comments about future expectations, plans and prospects, which could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to, those described in the Press release, the Company's filings with the Securities and Exchange Commission Form 10-KSB and forms 10QSB.

With us today is Mark Newburg, president and CEO of VendingData who will be conducting the question and answer portion of this conference call. During the Q&A Mark will be joined by Simon Herbert, VP Sales and Michelle Glenn, VP Marketing and Service

I’d now like to turn the call over to Arnie Galassi, VendingData’s Chief Financial Officer who will review the quarter and full year financial results and update us on the current operations of the company.

ARNIE:  Thank you Yvonne and thank you all for joining us this afternoon. This second quarter marks the beginning of what we expect to be a highly productive period for the Company.

For second quarter 2006, VendingData generated gross revenues of 1 million 740,000 dollars, this is more than a 39% increase compared to the 1 million 250,000 dollars for the prior year second quarter and 1 million dollars for the first quarter of 2006. While revenues have increased materially, it is also note worthy that sales returns and allowances have fallen significantly from just over 288,000 dollars in the first quarter to 52,000 dollars this second quarter. Net revenues of 1.7 million dollars is a 76% increase over second quarter 2005 of 959,000 dollars and a 137% increase over first quarter 2006 of 713,000 dollars. The increase in revenues is predominately the result of VendingData’s first time sale of a new product line - the Dolphin high frequency RFID casino chips.

Revenue breakdown for the quarter was as follows:
•	Casino Chips represented 70% of sales,
•	Deck Checker represented approximately 20% of revenues and
•	Shufflers generated 5% of sales.

During the quarter, Shuffler sales did not begin to show traction until the final days of the quarter due to a variety of reasons - including a reorganization of our sales team and shuffler upgrades, which put shufflers in the field but on reduced sales terms.

The remaining 5% of sales, the “other” category is comprised primarily of consumables used in conjunction with our Deck Checker product and has been a consistent and growing contributor to revenues.

The Company reported a net loss applicable to common stockholders of 2.4 million dollars - or a loss of 11 cents per share, compared to a net loss of 3.1 million dollars or a loss of 18 cents per share in the second quarter of 2005 and a net loss of 2.8 million dollars or 16 cents per share for the first quarter of this year. Shares outstanding at the end of July were approximately 27 million. Our current fully diluted share count stands at 35 million shares of which insiders own approximately 37%.

The gross margin on revenue for the three months ended June 30, 2006 was 467,000 dollars or 33% more than the three months ended June 30, 2005. The gross margin as a percentage of revenue for the second quarter was 28% compared to 23% for the prior year period.

The increased gross margin for the quarter was driven by two products
•	the Deck Checker which demonstrated a 61% gross margin and
•	the RFID casino chip, which generated a gross margin of 46%.

The Company’s SG&A expenditures for the quarter decreased by 28% to 1.8 million dollars primarily due to a 763,000 dollar reduction in legal expenses.

Research and development costs increased to 590,000 dollars in the quarter due to final phase development of the new ChipWasher product - and a new shuffler product - which Michelle will discuss in more detail a little later.

For the six months ended June 30, 2006:
•	VendingData net revenues increased 55% to 2.4 million dollars as compared to the six month period ended June 30, 2005.
•
Net loss applicable to common shareholders improved during the first half of 2006 to 5.2 million dollars, or a negative 26 cents as compared to the six month period ended June 30, 2005 of a negative 5.8 million dollars or a negative 34 cents - reflecting:

o	a 19% improvement in gross margin due to the addition of the RFID casino chip to company’s product mix,
o	a reduction of 18% in general and administrative expenses resulting from a decrease in legal and regulatory costs,
o	partially offset by an increase in option expenses
o
and a 70 percent increase in research and development expenses due to costs associated with the completion of the new ChipWasher as well as a our next-generation shuffler, which, again, will be discussed later on in the call.

Cash and cash equivalents on June 30, 2006 totaled 403,000 dollars. However, as of July 31, 2006 this amount increased to 1.7 million dollars primarily as a result of the exercise of some warrants.

The company’s receivables increased by approximately 350,000 dollars to 1.9 million dollars compared to year-end 2005. Inventory levels remained flat at 3.1 million dollars. Overall, current assets remained steady with the year-end financials, fixed assets increased by 55 percent to approximately 11 million dollars reflected in deposits increase by 3.4 million dollars to 4.2 million dollars and intangible assets rising by approximately 3 million dollars to just under 5 million dollars - all attributed to the Dolphin Technologies acquisition.

Total liabilities during the 6 month period decreased slightly to 18.9 million dollars, 11.5 million of which is long term debt at 8% due May 2011. The Company’s quarterly interest expense was 505,000 dollars. However as a result of the new financing, quarterly interest expense will be significantly reduced.

I’d like to briefly touch on the business strategy that has led us to our positive outlook.

Our primary strategy has been to maintain our focus on the table game side of the casino business. This is a business in which we have a core competency, some valuable IP, and an international distribution channel. We believe that this is an expanding market in which there are very few competitors. Recent Wall Street estimates suggest that - in Macau - casinos will expand the number of gaming tables to 7,000 by the year 2010 from just under 1,400 tables today. We estimate that our current addressable market worldwide is in excess of 500 million dollars and we intend to grow that number over time by adding high margin, sought-after products with limited competition.

Our strategy since the management change in October 2005 has been consistent:

•	establish and enforce sound business practices,
•	develop a business plan,
•	revamp our manufacturing to make it both a low cost and high quality organization,
•	re-engineer products such that we establish a quality reputation,
•	right-size the company and
•	control expenses.
We are confident that having implemented these strategies, we are well positioned to achieve our future goals, which we see as:

•	consistently expanding our product lines,
•	growing our IP portfolio and
•	expanding distribution channels.

Last quarter we concluded the strategy implementation phase and, this quarter, we began receiving revenue for the first of our new product additions.

I will now turn the call over to Michelle Glenn, our VP of Marketing, to discuss the current status of our products.

Michelle - Thank you Arnie. I would like to take a few minutes to describe the current activities as well as future direction for some of our products.

Our casino chip business:

This business line will be manufactured in Melbourne, Australia as it has been over the past 10 years. We offer three classes of chips: Traditional chips, RFID enabled chips and plaques.

Traditional chips - Dolphin Products has had a very consistent business of traditional chip manufacturing over the years generating approximately 2 million units per year internationally. We expect to further penetrate the existing markets and continue to expand into other markets through our direct sales force as well as with our distribution partners.

High frequency RFID Casino Chip - Clearly this chip already is a key driver for our current and future revenue stream. The chip offers real-time data capability, enhanced chip security, player tracking and accounting management benefits for casinos. The high frequency RFID chips enable casinos to read 1,000 chips per second and have a memory capacity of over 10,000 bits. The initial application for this chip has been security, however with the speed of the RFID chip it is already migrating towards use in the current industry trend of intelligent tables. We look forward to working with the various intelligent table and systems manufacturers in order to provide this latest technology to as many customers as quickly as possible.

We estimate that the addressable chip market is at least 100 million casino chips worldwide. Initially the market will emerge from the build-out of new casinos in Macau. From 2006 through 2008 at least fifteen new casinos will be built in Macau and it is expected that the new casinos will be migrating to the new chip technology to thwart counterfeiters and to track casino chip movement within the properties.

Thus far we have received and completed our first order from Galaxy’s StarWorld Casino in Macau opening in September. We have delivered half a million chips and have already received a follow-on order of roughly a quarter of that size which will be shipped this quarter.

Plaques - This is a brand new business opportunity which we just announced last week as we are already realizing additional benefits of our recent Dolphin acquisition. The competition in this business is minimal - only one group manufacturers this product which is used frequently in the international gaming markets representing the highest denominations. This plaque is highly customized beyond only graphics to include varying shapes and sizes. We acquired certain patented technology as part of the Dolphin acquisition that streamlines and automates the production of this product. In the International market, casinos have an average ratio of 30% plaques to 70% chips. We further estimate that the global market for chips is estimated at 20 million units per year for the next 5 years. The value of the global market for plaques can therefore be estimated in excess of 6 million units per year over the next 5 years. We are currently quoting for opportunities for our plaques for delivery by end of fourth quarter this year as several of our current chip customers requested that we enter this market. We have received very positive initial feed back from customers in Asia and Europe to our recent announcement.

Deck Checker:  Has been a very consistent product over the past several quarters. The product continues to witness little competition. The deck checker is a card security device that scans playing cards to ensure an accurate count and verify that all of the cards in the deck are present. The Deck Checker has multiple uses and can be used in the back of the casino to reduce labor costs by expediting the verification process of new and used, including pre-shuffled cards. Additionally, it can be used on the casino floor to ensure that all table games open with complete and accurate decks, reducing the amount of time it takes to open a table game.

We are currently experiencing a rebirth of interest in the DeckChecker. As an example, the Deck Checker revenue for the first half of 2006 is approximately $1 Million whereas the total 2006 annual revenues for the Deck Checker was roughly $780,000. We anticipate unit and revenue growth for this product to continue.

Next Generation Shuffler - Our next generation shuffler product will debut at the G2E Show in November. The product will have received approval from the applicable gaming laboratories and we will be in a position to deliver product to customers at that time.

This product will utilize some of the core PokerOne technology with enhanced mechanical and serviceability features. We have received excellent customer feedback based on their review of the prototype and have included many of their suggested changes into the final product.

One very important aspect of this product is the footprint, which is slightly smaller than the competitive product, allowing it to be placed in the table as a replacement with no modification required for the in table mounting. The product is also available free-standing should the customer prefer that option.

This is the first product entirely designed and manufactured by Peter Zee and his team. Their superior engineering and manufacturing capabilities, experience, and drive for excellence will clearly be on display with this new product.

We have filed applications for two additional patents relating to this product, thus further enhancing or IP portfolio.

RandomPlus - We are awaiting approval from the applicable gaming laboratories for software we have designed which will enable this product to also be operated in a continuous mode, which has been a request from our international customers. Those approvals are expected very shortly. This product will be shown at the Australian Gaming Expo.

The ChipWasher: This is a product that washes and sanitizes gaming chips. The build-up of oils and residue makes them sticky and difficult for dealers and players to handle, which makes for slower play. Casino surveillance and identification becomes increasingly difficult and the players’ gaming experience is considerably lessened. Regular chip washing prevents this, but the traditional method of hand-washing is time-consuming and costly. The ChipWasher is a practical and efficient means toward cleaner and more hygienic casino chips. Additionally, the chipwasher is particularly safe on the new RFID chips which will require better care and handling than traditional chips.

We believe there is a worldwide market for 5,000 of these machines and anticipate a purchase price of $39,500 per chip washer.
I will now ask Simon to discuss our current sales and distribution initiatives.

Simon: Thank you Michelle.

Aside from expanding our product offering and IP, we are furthering our distribution reach. During the quarter we expanded our geographical reach to include Korea, the second largest gaming market in Asia.

We will use distributors to gain exposure of our products in certain foreign geographic areas where we believe distributors with a local presence would be more effective than our own sales force.

During this past quarter we have also realigned our direct sales staff with the additions of Roland Connor and Lorraine Secord both are highly experienced gaming sales people, not only in the US market but internationally. Roland will be looking after Europe and Lorraine looking after the US and Canada.

The addition of both Roland and Lorraine has already had an impact on revenue generation which will be reflected in our results for the next quarter.

During the first quarter we announced that we had entered into a distribution agreement with a technology company based in Hong Kong and Macau. The distribution agreement provides exclusive distribution rights for our high frequency RFID casino chips for certain Southeast Asia casino properties, and non-exclusive distribution rights elsewhere in Asia. This agreement is with Elixir, a member of the Melco Group. As one of the largest and most prestigious operators in Asia, the relationship offers our company tremendous reach and credibility in the Asian markets.

I will now turn the call over to Mark.

Mark: Thank you Simon. With that I will now open this call up for questions.
Operator:
After Q & A

Newburg: I would like to thank our shareholders for taking time out of their day to attend this call. Our short term mission is accelerating top line growth and bringing the company to cash flow breakeven. Our long term mission continues to be to deliver quality at every level of our organization. To expand the product offering, increase IP and further our distribution capabilities. One final note I would like to mention. Recently two of our long standing board members Ron Keil and Bob Smith retired from our Board of directors. Their contribution to this company is greatly appreciated. They endured the tough years, gave freely of their time and resources, and it is their guidance and sound advice that has enabled us to be positioned where we are today, poised for great success. We thank them and we wish them well.

Thank you